EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion to the registration statement on Form S-1 of our report on our audits of the financial statements of Alfacell Corporation as of July 31, 2009 and 2008 and for each of the years in the three-year period ended July 31, 2009 and on the statements of operations, stockholders’ equity (deficiency) and cash flows for the period from August 24, 1981 (date of inception) to July 31, 2009, which expressed an unqualified option on those financial statements and included an explanatory paragraph relating to the Company’s ability to continue as a going concern, dated November 13, 2009. We also consent to the reference to our Firm under the captions “Experts”

/s/ J.H. Cohn LLP

Roseland, New Jersey
April 30, 2010